Exhibit 99.1

NEWS RELEASE
Investor Contact:
Gus Okwu / DRG&E
404-892-8178
gokwu@drg-e.com

Company Contact:
Ornella Napolitano, VP and Treasurer
FiberTower Corporation
202-251-5210
onapolitano@fibertower.com

FiberTower Announces Resignation of Michael Gallagher

San Francisco, CA, January 21, 2008 — FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, today announced that Michael Gallagher has resigned, effective immediately, as President, Chief Executive Officer and Director to pursue other interests.  The Board of Directors has begun a search for a new Chief Executive Officer and has retained Heidrick & Struggles to assist in its recruiting efforts.

“On behalf of the Board, I’d like to thank Mike for his considerable contribution to the Company and wish him the best in his future endeavors.  Under Mike’s leadership, we have signed MSA’s with five of the top seven carriers and have achieved record levels of T-1 adds,” said John D. Beletic, Executive Chairman.  The Company expects to report record T-1 additions for the fourth quarter of 2007 and record order backlog as of December 31, 2007.

The Company also announced that it has formed an “Office of the President” to lead the Company on an interim basis.  Thomas Scott, Chief Financial Officer, and Ravi Potharlanka, Senior Vice President Operations, will serve as co-Presidents for the interim period.  The Board has also promoted Mr. Potharlanka to Chief Operating Officer.  “Tom, Ravi and the balance of the executive team have done a great job building our company in 2007, and we have utmost confidence in their ability to continue our success,” said Beletic.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class microwave and fiber networks in 13 major markets, customer commitments from six of the leading cellular carriers, and partnerships with the largest tower operators in the U.S, FiberTower is considered to be the leading alternative carrier for wireless backhaul.  FiberTower also provides backhaul and access service to government and enterprise markets.  For more information, please visit our website at www.fibertower.com.

Forward Looking Statements

Statements included in this news release which are not historical in nature are “forward-looking statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995.  Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include, without limitation, statements regarding the Company’s anticipated customer growth, backlog and identification of a new CEO.  There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, difficulties in integrating our companies after our merger in 2006, anticipated negative cash flows and operating losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, and competition from alternative backhaul service providers and technologies, along with those risk factors described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.